DATA

<u>PART C</u> – This part describes certain charges in your Contract/Certificate.

Withdrawal Charges (see Section 8.01): None

Daily Separate Account Charges (see Section 8.04): * **[Annual rate of 1.70% (equivalent to a daily rate of .00.04697%).]** (3)

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:	Annual rate of 1.10%
Administration Charge:	Annual rate of 0.25%.
Distribution Charge:	Annual rate of 0.35%] (3)

* ***Not applicable to funds invested in the Money Market (12 month) Dollar Cost Averaging Account***